                                                                    Exhibit 23.3

The Board of Directors
Del Monte Foods Company

     We consent to the inclusion in the registration statement on Form S-4 of Del Monte Foods Company of our report dated March 16, 1998, with respect to the combined balance sheets of Contadina (a division of Nestle USA, Inc.) as of December 18, 1997 and December 31, 1996, and the related statements of operations, divisional equity, and cash flows for the period January 1, 1997 to December 18, 1997 and for the year ended December 31, 1996, which report appears in the Form 8-K/A of Del Monte Foods Company dated March 19, 1998.

/s/ KPMG Peat Marwick LLP
-------------------------


Los Angeles, California
August 5, 1998